Exhibit 10.10


KRVP ENGLISH TRANSLATION

DECEMBER 23, 1986

EMPLOYEE RETIREMENT PLAN OF
FORMICA TAIWAN CORPORATION

Article 1

         The retirement of the employees of Formica Taiwan Corporation (the "Company") shall be administered according to the provisions of this Plan.

Article 2

         The term "employee" as used in this Plan refers to permanent employees of the Company, not including those temporary employees.

Article 3

         The retirement of the employees of the Company shall be handled pursuant to the Labor Standards Law and applicable laws and regulations.

Article 4

         Voluntary Retirement: An employee who meets either of the following requirements may voluntarily request retirement:

         1. He or she has worked with the Company for a period of not less than fifteen years and has reached the age of fifty-five (for a male employee) or fifty (for a female employee); or

         2. He or she has worked with the Company for a period of not less than twenty-five years.

Article 5

         Mandatory Retirement: Where an employee falls into either of the following criteria, the Company may require him or her to retire:

         1.   He or she has reached the age of sixty; or

         2. He or she is mentally or physically disabled and thus incompetent to perform his or her job.


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Article 6

         A retiree's service period before the effective date of the Labor Standard Law (i.e. August 1, 1984) ("Non LSL Service Period") and service period thereafter ("LSL Service Period") shall be combined for calculation of retirement benefits. The criteria for retirement benefits are as follows:

         1. The retirement benefits for the LSL Service Period shall be calculated pursuant to the following rules:

             (a) Two points are given for each year's service during the LSL Service Period for the initial fifteen (15) years, and one point per year is given for the service period subsequent to the initial fifteen years of the LSL Service Period, provided that the maximum points shall not exceed a total of forty-five points. A partial year of service shall be deemed half a year if it is less than half a year and deemed one year if it is not less than half a year.

             (b) An employee taking mandatory retirement under Subparagraph 2 of Article 5 shall be entitled to the payments under Subparagraph 1(a) of this article plus an additional twenty percent of such amount if his mental or physical disability was caused by the performance of his duties.

             (c) A "point" of retirement benefit as referred to in Subparagraph 1(a) of this article means one month's average pay at the time of retirement approval. Average pay shall be calculated pursuant to Item 4 of Article 2 of the Labor Standards Law.

         2. The retirement benefits for the Non-LSL Service Period shall be calculated according to the following rules:

             (a) An employee having Non-LSL Service Period service of not less than fifteen years shall be paid thirty points for the initial fifteen years' service period and 0.5 points for each subsequent year's service period. A partial year of service shall be deemed one year if it is not less than half a year or disregarded if it is less than half a year. The maximum payment shall be limited to thirty-five points.



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             (b)  An employee taking mandatory retirement under Subparagraph 1 of Article 5 who has a Non-LSL Service Period service of less than fifteen years shall be paid two points for each year's service. A partial year of service shall be deemed one year if it is not less than half a year and paid one point if it is less than half a year.

             (c) An employee taking mandatory retirement under Subparagraph 2 of Article 5 who has a Non-LSL Service Period service of less than fifteen years shall be paid two points for each year's service. A partial year of service period shall be calculated as one year.

             (d) A "point" of retirement benefit as referred to in Subparagraphs 2(a) - (c), above, shall be equal to the average pay of the retiring employee during the three month period prior to the retirement approval.

         3. If an employee's service period includes LSL Service Period and Non-LSL Service Period, his total and maximum retirement benefit as calculated pursuant to Subparagraphs 1 and 2 of this article respectively shall be limited to forty-five points. If the points as calculated are more than forty-five, the point(s) in excess of forty-five shall be deducted from the number of points for the LSL Service Period.

Article 7

         The service period under this Plan shall be determined according to the following rules:

         1. An employee's service period shall commence from the date of first employment. His continuous service period with the Company shall include the period for military service, provided that any other non-paid suspension period shall not be counted. If an employee was transferred from Cyanamid Taiwan Corporation ("Cyanamid") to the Company at the beginning of the Company's establishment, his service period with Cyanamid will be included for calculation purposes.

         2. If an employee resigns from the Company without receiving any severance pay or termination pay and then returns to work with the Company within two years, and if such subsequent service



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             continues for three years, his past service period will be included for calculation purposes, but the suspension periods shall be excluded.

         3. Subject to the provisions of the preceding article on divided or constructive service periods, service periods must be computed as a single, unbroken period based on actual time employed in order to compute retirement eligibility and retirement benefits.

Article 8

         An employee's age shall be based on his household registration records.

Article 9

         An employee who retires either on a voluntary or mandatory basis shall submit an application together with relevant documents to his direct superior(s) for relay to the General Manager of the Company for approval.

Article 10

         Retirement benefits shall be paid in principle in one lump sum. If the employee retirement pension fund as contributed pursuant to law is inadequate for payment of retirement benefits, the Company shall make up the difference or obtain the approval of the authority in charge for installment payments.

Article 11

         The contribution to and management of the Company's employee retirement pension fund shall be handled pursuant to the Regulations for Contributions to and Management of an Employee Retirement Pension Fund, as approved by the Executive Yuan and promulgated by the Ministry of Interior ("Regulations"). The portion of the employee retirement fund which Cyanamid agreed to transfer to the Company at the time of the incorporation of the Company because of the Company's takeover of part of Cyanamid's business and employees, shall be transferred to the special account of the Company's employee retirement pension fund as soon as possible pursuant to applicable laws and regulations and contracts, to constitute a part of the Company's employee retirement pension fund, pooled for payment of retirement benefits or severance pay to all the employees of the Company (not limited to those employees transferred from Cyanamid) pursuant to law.



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         The Company may from time to time make adjustments to the percentage of contribution to the Company's employee retirement pension fund on the basis of the factors included in the Regulations (including the portion of the employee retirement fund Cyanamid will transfer to the Company under the preceding paragraph), business revenue and other relevant facts, provided, however, that the provisions for floor and ceiling rates under the Regulations shall be followed.

Article 12

         For purposes of making contributions to the employee retirement pension fund, the total payroll to which the contribution rate applies shall be based upon the payroll figure as reported to the tax collection authority.

Article 13

         The department or Company personnel in charge of making contributions to the employee retirement pension fund shall deposit such contributions with the designated banking institution each month and shall, on or prior to the first business day following the date of deposit, provide evidence of such deposit to the Company's Retirement Pension Fund Supervisory Committee for its review.

         Deposit of contributions to the employee retirement pension fund shall be handled only through a collection bank designated by the Company.

         Operational guidelines regarding contributions to and deposit of the employee retirement pension fund shall be as prescribed by the Company.

Article 14

         In case of the retirement of any employee, the Company's personnel and accounting executives shall calculate the amount of his retirement benefit and then submit such amount to the General Manager of the Company so that he may approve the amount and issue notice for payment of retirement benefit or applicable documents. Such notice or documents shall then be signed by the chairman and vice chairman of the Company's Retirement Pension Fund Supervisory Committee before receiving payment from the banking institution concerned.

Article 15

         The right to receive retirement benefit may not be assigned, nor made subject to attachment, provisional attachment, provisional measure, or disposition.



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Unless otherwise provided by law, any assignment, hypothecation, encumbrance, or promise to a third person in connection with the retirement benefit shall not be recognized by the Company.

Article 16

         An employee's right to claim his or her retirement benefit shall be extinguished as of the date falling five years from the month following the month of retirement.

Article 17

         In paying retirement benefits, the Company shall comply with the Income Tax Law and applicable laws and regulations in withholding income tax or handling relevant matters.

Article 18

         In the event of closure of the Company, the then existing employee retirement pension fund may be used for payment of severance pay for employees, in addition to payments of retirement benefits pursuant to this Plan. The balance thereof after such payments, if any, shall belong to the Company.

Article 19

         This Plan and its amendments must be adopted by the General Manager and the Board of Directors of the Company and shall become effective upon report to and approval by the competent authority.



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